Exhibit 4.2

FIRST ADDENDUM TO

6.75% VARIABLE INTEREST SENIOR CONVERTIBLE NOTE

CUSIP NO. 92240M AQ1

November 14, 2014

Reference is made to that certain 6.75% Variable Interest Senior Convertible Note (the “Security”) of VECTOR GROUP LTD., a Delaware corporation (the “Company”), dated May 11, 2009, payable to FROST NEVADA INVESTMENTS TRUST (the “Holder”), in the initial principal amount of $50,000,000.

The definition of “Stated Maturity” in the first paragraph of the Security is hereby amended by replacing “November 15, 2014” in the first paragraph of the Security with “February 15, 2015”.

When attached to the Security, this First Addendum shall become a part of the Security. All references to the “Security” in the Security shall hereafter be deemed to be references to the Security, as amended by this First Addendum. The terms and provisions of the Security as modified by this First Addendum shall remain in full force and effect. This First Addendum shall be governed by and construed in accordance with the laws of the State of Florida without regard to any choice of law or conflict of law provision or rule that would cause application of the laws of any jurisdiction other than the State of Florida.

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Dated as of the date first written above:

Company:

VECTOR GROUP LTD.

By:	/s/ J. Bryant Kirkland III
Name: J. Bryant Kirkland III
Title: Vice President, Treasurer & CFO